                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                AGCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  (AGCO LOGO)

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 28, 1999

     The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096 on Wednesday, April 28, 1999, at 9:00 a.m., local time, for the following purposes:

          1. To elect four directors to serve for the ensuing three years or until their successors have been duly elected and qualified; and

          2. To transact any other business which may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on March 10, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. During the period from April 18, 1999 until the annual meeting, a list of stockholders as of the close of business on March 10, 1999 will be available at the location of the meeting, for examination during normal business hours by any stockholder.

     WE URGE YOU TO MARK AND EXECUTE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                        By Order of the Board of Directors

                                        ROBERT J. RATLIFF
                                        Chairman of the Board

Atlanta, Georgia
March 31, 1999

                                ACGO CORPORATION
                      ------------------------------------

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 28, 1999
                      ------------------------------------

                         INFORMATION REGARDING PROXIES

     This proxy solicitation is made by the Board of Directors (the "Board of Directors" or the "Board") of AGCO Corporation (the "Company"), which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named on the proxy card to represent you and vote your shares.

     If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by proxy. You may indicate a vote for or against the proposal on the proxy card and your shares will be voted accordingly. If you indicate a preference to abstain on the proposal, no vote will be recorded. You may withhold your vote from any nominee for director by writing his name in the appropriate space on the proxy card. You may cancel your proxy before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, any proxy signed and returned by you may be revoked at any time before it is voted by signing and duly delivering a proxy bearing a later date or by attendance at the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named on the proxy card will vote your shares in favor of all of the items set forth in the attached notice.

     The enclosed form of proxy is solicited by the Board of Directors of the Company and the cost of solicitation of proxies will be borne by the Company. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation may also be made personally or by telephone or telegram by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company may retain an outside firm to aid in the solicitation of proxies for fees which the Company expects would not exceed $25,000.

     This proxy statement and form of proxy are first being sent to stockholders on or about March 31, 1999. The Company's 1998 Annual Report to its stockholders is also enclosed and should be read in conjunction with the matters set forth herein. See "Annual Report to Stockholders."

                                 VOTING SHARES

     Only stockholders of record as of the close of business on March 10, 1999 will be entitled to notice of and to vote at the annual meeting to be held on April 28, 1999 (the "Annual Meeting"). On March 10, 1999, the Company had outstanding 59,535,921 shares of Common Stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights are authorized, and dissenters' rights for stockholders are not applicable to the matters being proposed.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The Company's Bylaws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). With respect to any matter (other than the election of directors) that may properly come before the meeting for stockholder consideration, abstentions will be counted in determining the minimum number of affirmative votes required for approval of any matter presented for stockholder consideration and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

                               PROPOSAL NUMBER 1

                             ELECTION OF DIRECTORS

     Currently, the Company's Board of Directors has fixed the number of directors at eleven. The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect four directors to serve as Class I directors. The Governance Committee has recommended, and the Board of Directors has nominated, the four individuals named below to serve as Class I directors until the annual meeting in 2002 or until their successors have been duly elected and qualified.

     The following is a brief description of the business experience of each nominee.

     HAMILTON ROBINSON, age 64, has been a Director of the Company since June 1990 and was Chairman of the Board of Directors of the Company from September 1990 to August 1993. From 1984 until April 1997, Mr. Robinson was Managing Director of Hamilton Robinson & Company, Incorporated, a private institutional equity manager. Since April 1997, Mr. Robinson has been a private investor.

     ANTHONY D. LOEHNIS, age 63, has been a Director of the Company since July 1997. Mr. Loehnis has been a director of St. James's Place Capital plc since July 1993 and Chairman of its J. Rothschild International Marketing Limited subsidiary since December 1995. Mr. Loehnis also has served as Non-Executive Director of Tokyo-Mitsubishi International plc since April 1996 and Alpha Bank London Limited since November 1994. Previously, from 1989 to 1992, Mr. Loehnis was a director of S. G. Warburg Group plc, and, from 1981 to 1989, Mr. Loehnis was Executive Director of the Bank of England in charge of international affairs.

     JOHN M. SHUMEJDA, age 53, has been a Director of the Company since February 1999. He has been Chief Executive Officer and President for the Company since February 1999. He served as President and Chief Operating Officer for the Company from January 1998 to February 1999 and Executive Vice President, Technology and Manufacturing from February 1997 to January 1998. Mr. Shumejda was President, Corporate Operations and Technology from August 1996 to February 1997, Executive Vice President, Technology and Development from January 1996 to August 1996, Executive Vice President and Chief Operating Officer from January 1993 to January 1996, Senior Vice President -- Operations from October 1991 to January 1993, Senior Vice President -- Combine Operations from May 1991 to October 1991 and Vice President -- Combine Operations from June 1990 to May 1991.

     WOLFGANG DEML, age 53, has been a Director of the Company since March 1999. Since July 1991, Mr. Deml has been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany. Mr. Deml is also currently Vice President of the German Raiffeisen Organization; Executive Officer of the Australian Raiffeisen Organization; a member of the Supervisory Board of MAN Nutzfahrzeuge AG; a member of the Advisory Committee of Allianz AG; a member of the Supervisory Board of VK Muhlen AG; and a member of the Supervisory Board of the Landwirtschaftliche Rentenbank Frankfurt.

     Each of these nominees has indicated a willingness to serve on the Board of Directors of the Company. If any of the nominees shall become unable to serve, or for good cause will not serve, the persons named on the enclosed proxy card may exercise their discretion to vote for any substitute nominee or nominees proposed by the Board of Directors. The Company's Bylaws provide that nominations from the floor of persons other than the nominees proposed by the Board of Directors will not be accepted unless the stockholder has provided certain information concerning proposed nominees to the Company in writing no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Because the Company has not received such notice as provided under its Bylaws, nominees other than those proposed by the Board of Directors will not be accepted.

     The four nominees who receive the greatest number of votes cast for the election of directors at the meeting shall become directors at the conclusion of the tabulation of votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ABOVE.

                         DIRECTORS CONTINUING IN OFFICE

     The seven individuals named below are now serving as Directors of the Company with terms expiring at the annual meetings in 2000 and 2001, as indicated.

     Directors who are continuing in office as Class II directors whose terms expire at the annual meeting in 2000 are listed below.

     HENRY J. CLAYCAMP, age 68, has been a Director of the Company since June 1990. Mr. Claycamp has been President of MOSAIX Associates, a management consulting firm, since 1985. From 1973 to 1982, Mr. Claycamp was Vice President -- Corporate Planning and Vice President -- Corporate Marketing for International Harvester Company. Previously, Mr. Claycamp held professorial positions at Stanford University, Purdue University and the Massachusetts Institute of Technology.

     RICHARD P. JOHNSTON, age 68, has been a Director of the Company since June 1990. Mr. Johnston is Chairman of the Executive Committee of Royal Precision Corporation, a golf component manufacturer, and a director of Myers Industries, Inc., a material handling products manufacturing company. Mr. Johnston was Chairman of the Board of Republic Realty Mortgage Corporation, a commercial mortgage banking company, from January 1993 to January 1995. From 1976 to 1998, Mr. Johnston was Chairman of the Board of Merbanco Inc., a private equity investor.

     WOLFGANG SAUER, age 69, has been a Director of the Company since May 1997. Dr. Sauer has been a principal of WS Consult -- Wolfgang Sauer & Associates S/C Ltda., an international consulting firm based in Brazil since November 1990. Since 1992, Dr. Sauer has been Chairman of the Board of SP Trans -- Sao Paulo Transporte and on the board or administrative council of Iochpe-Maxion S.A., Coca-Cola Industries Ltda., Hannover Seguros S.A., Xerox do Brasil S.A., Carborundum S.A., Atlas Copco do Brasil Ltda., Icatu Holding, WTC-World Trade Center -- Sao Paulo and the Council of Brazil-German Chambers of Industry and Commerce. From 1970 to March 1987, Dr. Sauer served as President and Chief Executive Officer of Volkswagon for their operations in Argentina and Brazil and served as President and Chief Executive Officer of the Ford-Volkswagon joint-venture, Autolatina, in such countries from March 1987 to November 1990. In February 1998, Dr. Sauer was designated Ambassador Extraordinary and Plenipotentiary of the Sovereign Military Order of Malta for Brazil.

     Directors who are continuing in office as Class III Directors whose terms expire at the annual meeting in 2001 are listed below.

     WILLIAM H. FIKE, age 62, has been a Director of the Company since April 1995. Mr. Fike has been Vice Chairman and Executive Vice President of Magna International, Inc. since September 1994. He is presently serving as a director of Terex Corporation. From 1965 to 1994, Mr. Fike held several managerial positions at Ford Motor Company, including Corporate Vice President and President -- Ford of Europe, Executive Director of Ford Mexico Automotive and North American Trim Operations and President -- Ford of Brazil.

     GERALD B. JOHANNESON, age 58, has been a Director of the Company since April 1995. Mr. Johanneson has been President and Chief Executive Officer of Haworth, Inc. since June 1997. He served as President and Chief Operating Officer of Haworth, Inc. from January 1994 to June 1997 and as Executive Vice President and Chief Operating Officer from March 1988 to January 1994.

     ALAN S. MCDOWELL, age 60, has been a Director of the Company since June 1990. Mr. McDowell is also a director of Buffets, Inc. Mr. McDowell has been a private investor since 1983.

     ROBERT J. RATLIFF, age 67, has been Chairman of the Board of Directors since August 1993, and a Director since June 1990. Mr. Ratliff previously served as Chief Executive Officer of the Company from January 1996 until November 1996 and from August 1997 to February 1999 and President and Chief Executive Officer from June 1990 to January 1996. Mr. Ratliff is also a director of the National Association of Manufacturers and the Equipment Manufacturers Institute. Mr. Ratliff is a member of the Board of Councilors of the Carter Center.

             BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     During 1998, the Board of Directors held nine meetings. Each nonemployee director receives a retainer fee of $20,000 per annum, $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Committee chairmen receive an additional fee of $500 for each committee meeting attended. The Company also pays Mr. Fike an annual fee in lieu of the retainer fee of $150,000 as compensation for serving as Chairman of the Executive Committee of the Board. The Company also pays Mr. Claycamp an annual fee of $120,000 for serving as a marketing consultant to the Company. In addition to the above fees, the Company reimburses each director for 50% of the fees paid by the director for personal estate planning consulting by third parties. Directors who are employees of the Company are not paid any fees or additional remuneration for service as members of the Board or its committees.

NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

     At the 1995 annual meeting, the stockholders approved the AGCO Corporation Nonemployee Director Stock Incentive Plan (the "Director Plan"), effective December 14, 1994, which was amended by the stockholders at the 1996 annual meeting. Pursuant to the Director Plan, each nonemployee director is awarded the right to receive shares of Common Stock which can be earned during the three year performance period in effect for that participant. The Director Plan requires stock appreciation to earn awards. The awarded shares are earned in increments for each 15% increase in the average stock price (with the average calculated over 20 consecutive trading days) over the base price (the fair market value of the stock at the time the shares are awarded). The stock price must increase 60% in a three year period for the full allocation to be earned. When an increment of the award is earned, the shares are issued in the form of restricted stock, which vests 12 months after the last day of the three year performance period. In the event a director departs from the Board of Directors for any reason, all earned awards vest. If the awarded shares are not fully earned before the end of the three year performance period or before the participant's departure from the Board of Directors for any reason, whichever comes first, any unearned awards are forfeited. The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period. When the restricted shares are earned, a cash payment designed to satisfy a portion of the federal and state income tax obligations is paid by the Company to each participant. The tax payment is provided to remove the necessity for the nonemployee director to sell a significant portion of the stock earned under the Director Plan to pay taxes.

     As of March 10, 1999, each of Messrs. Claycamp, Fike, Johanneson, Johnston, McDowell and Robinson had earned 3,500 shares under the Director Plan and had 4,500 shares that had been awarded but not earned. Messrs. Loehnis and Sauer each have been awarded 4,000 shares under the Director Plan, none of which are earned.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has delegated certain functions to the following standing committees of the Board:

          The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company's Certificate of Incorporation or Bylaws. The Executive Committee held seven meetings in 1998 and is currently composed of Messrs. Claycamp, Fike, Johanneson, Johnston, Ratliff and Robinson.

          The Audit Committee's functions are to recommend for appointment by the Board of Directors a firm of independent certified public accountants to act as auditors for the Company and to meet with the auditors to review the scope, preparation and results of the Company's audits, to review the Company's internal accounting and financial controls and to consider other matters relating to the financial reporting process and safeguarding of the Company's assets. The Audit Committee held five meetings in 1998 and is currently composed of Messrs. Loehnis, McDowell, Robinson and Sauer.

          The Compensation Committee's functions are to review, approve, recommend and report to the chief executive officer and the Board of Directors matters regarding the compensation of the Company's chief executive officer and other key executives, compensation levels or plans affecting the compensation of the Company's other employees and administration of the Company's Management Incentive Compensation Plan, the 1991 Stock Option Plan, the Long-Term Incentive Plan and the Director Plan. The Compensation Committee held eight meetings in 1998 and is currently composed of Messrs. Fike, Johnston, Loehnis and McDowell.

          The Governance Committee plays a central role in planning the size and composition of the Board of Directors, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, evaluating Board performance and recommending action to improve corporate governance. The Governance Committee expects to be able to identify from its own resources the names of qualified nominees but will accept recommendations of individuals to be considered as nominees from stockholders. The Company's Bylaws provide that nominations from the floor of persons other than the nominees proposed by the Board of Directors will not be accepted unless the stockholder has provided certain information concerning proposed nominees to the Company in writing no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The Governance Committee held three meetings in 1998 and is currently composed of Messrs. Claycamp, Fike, McDowell and Sauer.

          The Strategic Planning Committee's function is to oversee the Company's strategic planning process and to ensure that the Company's purpose and direction are defined. The Strategic Planning Committee reviews the corporate goals and objectives established by executive management and oversees the annual planning process by ensuring that the functional plan supports the corporate goals and objectives. The Strategic Planning Committee held three meetings in 1998 and is currently composed of Messrs. Fike, Johanneson, Ratliff and Sauer.

          The Succession Planning Committee's function is to ensure a continued source of capable, experienced managers is present to support the Company's future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee held five meetings in 1998 and is currently composed of Messrs. Claycamp, Johanneson, Johnston and Robinson.

     During fiscal 1998, each director attended at least 75% of the aggregate of the number of meetings of the Board and respective committees on which he served while a member thereof.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, Messrs. Fike, Johnston, Loehnis and McDowell served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 1998.

                                 OTHER BUSINESS

     The Board of Directors does not know of any matters to be presented for action at the meeting other than the election of directors. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth certain information as of March 10, 1999 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company's Common Stock.

                                                               AMOUNT AND
                                                                 NATURE       PERCENT
NAME AND ADDRESS                                              OF BENEFICIAL      OF
OF BENEFICIAL OWNER                                             OWNERSHIP     CLASS(1)
-------------------                                           -------------   --------
Franklin Resources, Inc.(2).................................    8,624,680       14.5%
  777 Mariners Island Boulevard
  San Mateo, California 94404

---------------

(1) Based on 59,535,921 shares of Common Stock outstanding on March 10, 1999.
(2) The shares listed as beneficially owned by Franklin Resources, Inc. ("FRI") are the total number of shares held as of December 31, 1998 in its capacity as the parent holding company of Templeton Global Advisors Limited ("TGAL"), Templeton Investment Management Limited ("TIML") and Templeton Investment Counsel, Inc. ("TICI"). Such shares are deemed to be beneficially owned by Charles B. Johnson and Rupert H. Johnson, Jr., each of whom is a principal shareholder of FRI. 8,578,580 of such shares are beneficially owned by TGAL and are the total number of shares held by TGAL as of December 31, 1998 in its capacity as investment advisor. TGAL has sole voting power and dispositive power with respect to all of the 8,578,580 shares deemed to be beneficially owned by it, and each of TIML and TICI has sole voting power and dispositive power with respect to all of the shares deemed to be beneficially owned by it. The 8,624,680 shares beneficially owned by FRI, Charles B. Johnson and Rupert H. Johnson, Jr. include 42,000 shares beneficially held by TIML as of December 31, 1998 in its capacity as investment advisor and 4,100 shares beneficially held by TICI as of December 31, 1998 in its capacity as investment advisor. The information regarding FRI, TGAL, TIML, TICI, Charles B. Johnson and Rupert H.. Johnson, Jr. is presented in reliance upon a Schedule 13G filed by them with the Commission on or about January 27, 1999.

     The following table sets forth certain information as of March 10, 1999 with respect to the beneficial ownership of the Company's Common Stock by the Company's directors, the Chairman and Chief Executive Officer of the Company during 1998 and the other four most highly compensated executive officers of the Company during such period and all executive officers and directors as a group. Unless otherwise indicated in the footnotes, each such individual has sole voting and investment power with respect to the shares set forth in the table.

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL
                                                              OWNERSHIP    PERCENT OF
NAME OF BENEFICIAL OWNER                                      (1)(2)(3)     CLASS(4)
------------------------                                      ----------   ----------
Robert J. Ratliff(5)........................................    806,202       1.4%
Henry J. Claycamp...........................................     21,048         *
Wolfgang Deml...............................................         --         *
William H. Fike.............................................      8,500         *
Gerald B. Johanneson........................................      8,500         *
Richard P. Johnston(6)......................................    109,500         *
Anthony Loehnis.............................................      3,000         *
Alan S. McDowell(7).........................................     60,656         *
Hamilton Robinson(8)........................................     27,554         *
Wolfgang Sauer..............................................         --         *
John M. Shumejda............................................    362,093         *
James M. Seaver.............................................    225,013         *
Edward R. Swingle...........................................    186,728         *
Chris E. Perkins............................................     55,100         *
All executive officers and directors as a group (30
  persons)..................................................  2,663,593       4.5%

---------------

 *  Less than one percent.
(1) Includes shares which may be purchased upon exercise of options which are exercisable as of March 10, 1999 or become exercisable within 60 days thereafter, for the following individuals: Mr. Fike -- 4,000; Mr.
    Johanneson -- 5,000; Mr. Perkins -- 17,100; Mr. Ratliff -- 9,000; executive officers and directors as a group -- 118,263.
(2) Includes the following numbers of unvested restricted shares of the Company's Common Stock earned under the Long-Term Incentive Plan by the following individuals: Mr. Shumejda -- 233,583; Mr. Seaver -- 151,667; Mr. Swingle -- 105,833; Mr. Perkins -- 33,333; all executive officers and directors as a group -- 1,018,166.
(3) Includes the following numbers of restricted shares of the Company's Common Stock earned under the Director Plan by the following individuals: Mr. Claycamp -- 1,500; Mr. Fike -- 3,500; Mr. Johanneson -- 3,500; Mr.
    Johnston -- 1,500; Mr. McDowell -- 1,500, Mr. Robinson --1,500; all executive officers and directors as a group -- 13,000.
(4) Any securities not outstanding which are subject to options which are exercisable as of March 10, 1999 or become exercisable within 60 days thereafter are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person. Based on 59,535,921 shares of Common Stock outstanding on March 10, 1999.
(5) Includes 2,742 shares of Common Stock owned by Mr. Ratliff's wife, 200,000 shares of Common Stock beneficially owned by Mr. Ratliff as trustee of the Robert J. Ratliff Charitable Remainder Unitrust and 568,360 shares of Common Stock owned by a family limited partnership of which Mr. Ratliff controls the general partner. Mr. Ratliff disclaims beneficial ownership of these shares.
(6) Includes 57,756 and 48,244 shares of Common Stock beneficially owned by Mr. Johnston as trustee of the Johnston Family Unitrust #1 and Johnston Family Unitrust #2, respectively, and 3,500 shares of Common Stock beneficially owned by RPJ/JAJ Partners, Ltd.

(7) Includes 7,156 shares of Common Stock held in trust for the benefit of Mr. McDowell's children as to which Mr. McDowell disclaims beneficial ownership and 50,000 shares of Common Stock owned by a family limited partnership of which Mr. McDowell is the general partner as to which Mr. McDowell disclaims beneficial ownership.
(8) Includes 1,000 shares of Common Stock owned by Mr. Robinson's wife as to which Mr. Robinson disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 1998, 1997 and 1996, the cash and noncash compensation paid to or earned by Robert J. Ratliff, who served as Chairman and Chief Executive Officer during 1998, and the four other most highly compensated executive officers of the Company during such period (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                             ------------
                                         ANNUAL COMPENSATION                    AWARDS
                            ----------------------------------------------   ------------
                                                              OTHER ANNUAL    RESTRICTED     ALL OTHER
         NAME AND                                             COMPENSATION   STOCK AWARDS   COMPENSATION
    PRINCIPAL POSITION      YEAR     SALARY     BONUS($)(1)      ($)(2)         ($)(3)         ($)(4)
    ------------------      ----   ----------   -----------   ------------   ------------   ------------
Robert J. Ratliff --        1998   $1,000,000     $    --      $       --     $       --      $255,957
  Chairman                  1997    1,000,000          --       1,052,088      1,731,250       171,515
                            1996    1,000,000          --       4,041,650      1,816,313       201,279
John M. Shumejda --         1998      395,842      88,273         848,484             --       159,393
  President and Chief       1997      350,000     292,613         274,491      1,592,750       131,246
  Executive Officer         1996      350,000     376,617              --      1,671,008       121,703
James M. Seaver --          1998      322,500      71,918         441,002             --       102,982
  Senior Vice President,    1997      297,917     249,059         144,469      1,315,750        86,601
  Worldwide Sales           1996      247,925     266,767              --      1,380,398        92,438
Edward R. Swingle --        1998      213,786      42,223         438,643             --        42,563
  Senior Vice President,    1997      190,469      67,807         201,904        554,000        31,461
  Worldwide Marketing       1996      182,342      68,925          26,162        581,220        30,704
Chris E. Perkins --         1998      212,000      47,276          27,067             --        17,577
  Vice President,           1997      183,333     153,266              --        554,000        11,368
  Worldwide Parts           1996      150,000      63,450              --        581,220         8,805

---------------

(1) For Messrs. Shumejda, Seaver, Swingle and Perkins, bonus includes payments of bonuses earned under the Company's Management Incentive Compensation Plan which are made in the subsequent fiscal year. Under the terms of Mr. Ratliff's employment contract, effective August 15, 1995, Mr. Ratliff no longer participates in the Company's Management Incentive Compensation Plan.
(2) Other Annual Compensation includes cash payments made pursuant to the terms of the Amended and Restated Long-Term Incentive Plan (the "LTIP") designed to satisfy a portion of the federal and state income tax obligations arising from the vesting of restricted stock awards ("LTIP Cash Payments"). LTIP Cash Payments for the past three years were as follows: Mr.
    Ratliff -- $692,500 in 1997 and $3,756,438 in 1996; Mr. Shumejda -- $793,584
    in 1998 and $274,491 in 1997; Mr. Seaver -- $441,002 in 1998 and $144,469 in
    1997; Mr. Swingle -- $403,786 in 1998 and $144,469 in 1997; and Mr.
    Perkins -- $27,067 in 1998. Other Annual Compensation for Mr. Ratliff in 1997 also includes underwriting expenses and a related tax equalization payment paid by the Company in the amount of $236,064 incurred in connection with Mr. Ratliff's sale of 200,000 shares of Common Stock as part of the Company's sale of 5.2 million shares of Common Stock in March 1997 and estate planning consulting by third parties in 1997 totaling $217,336. Other Annual Compensation for Mr. Shumejda in 1998 also includes the benefit for personal use of an airplane and automobile leased by the Company in the amount of $54,900. Other Annual Compensation for Mr. Swingle also includes relocation expenses and a related tax equalization payment in the amount of $30,471 and $47,995 for 1998 and 1997, respectively, and estate planning consulting by third parties totaling $18,088 in 1996.
(3) Restricted Stock Awards represents the value as of the date restricted shares of Common Stock of the Company were earned pursuant to the LTIP. At December 31, 1998, the number and value of the aggregate shares of restricted Common Stock earned and beneficially held by each of the participants named above pursuant to the LTIP were as follows: Mr. Shumejda, 243,083 shares with a value of $1,914,279; Mr. Seaver, 156,667 shares with a value of $1,233,753; Mr. Swingle, 110,833 shares with a value of $872,810 and Mr. Perkins, 33,333 shares with a value of $262,497. Awards earned under the LTIP by Mr. Ratliff have all vested.
(4) All Other Compensation for 1998 includes the following: (i) the value of the benefit to the executive officer for life insurance policies funded by the Company as follows: Mr. Ratliff -- $223,673; Mr. Shumejda -- $100,784; Mr. Seaver -- $53,718; Mr. Swingle -- $7,001, and Mr. Perkins -- $11,200, (ii)
    contributions to the Company's 401(k) Savings Plan in the amount of $4,800 for Messrs. Ratliff, Shumejda, Seaver, Swingle and Perkins, and (iii) contributions to the Company's deferred compensation plan as follows: Mr. Ratliff -- $27,484; Mr. Shumejda -- $53,809; Mr. Seaver -- $44,464; Mr.
    Swingle -- $30,762 and Mr. Perkins -- $1,577, including interest with respect to such deferred compensation which exceeded 120% of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code.

STOCK OPTIONS

     The Company did not grant any stock options pursuant to the Company's 1991 Stock Option Plan during the fiscal year ended December 31, 1998 to any of the Named Executive Officers.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to options exercised during the last fiscal year and the unexercised options held as of the end of the fiscal year under the Company's Option Plan for the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND FISCAL YEAR-END OPTION
                                     VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                SHARES                       DECEMBER 31, 1998(#)         DECEMBER 31, 1998($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Robert J. Ratliff...........      $--           $--          9,000           --           $48,375          $--
John M. Shumejda............       --            --             --           --                --           --
James M. Seaver.............       --            --             --           --                --           --
Edward R. Swingle...........       --            --             --           --                --           --
Chris E. Perkins............       --            --         17,100           --             3,413           --

---------------

(1) Based on the market price of the Company's Common Stock on December 31, 1998 ($7.875), less the exercise price of "in-the-money" options.

EMPLOYMENT CONTRACTS

     The Company has entered into employment contracts with Messrs. Ratliff, Shumejda, Seaver, Swingle and Perkins. The employment contracts provide for base salaries at the following rates per annum: Mr. Ratliff -- $1,000,000; Mr. Shumejda -- $460,000; Mr. Seaver -- $345,000; Mr. Swingle -- $248,000; and Mr.
Perkins -- $224,000. Mr. Ratliff's contract, dated August 15, 1995, is for an eight year term. See "Compensation of the Chairman of the Board and Chief Executive Officer" under the heading "Compensation Committee Report on Executive Compensation" for additional details on Mr. Ratliff's contract.

Mr. Shumejda's contract, dated January 1, 1996, and Mr. Seaver's contract, dated February 1, 1996, are for a ten year and five year term, respectively. Mr. Swingle's and Mr. Perkins's employment contracts are for a three year term which currently expires in 2001. Mr. Swingle's and Mr. Perkins's contracts each contain annual automatic one year extensions unless the Company gives written notification to the contrary.

     With the exception of Mr. Ratliff's contract, in addition to the specified base salary, the employment contracts provide that each officer shall be entitled to participate in or receive benefits under the Company's Management Incentive Compensation Plan (the "Management Incentive Compensation Plan"). See "Compensation Committee Report on Executive Compensation." The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits. The employment contracts discussed above provide for the payment of certain benefits in the event of a change of control (as defined therein) of the Company.

     THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company's compensation plans and policies for the Company's executive officers as well as the Board of Directors. In carrying out this responsibility, the Compensation Committee approves the design of all compensation plans applicable to executive officers and directors, reviews and approves performance goals, establishes award opportunities, approves incentive award payouts, oversees the ongoing operation of the various plans and makes recommendations to the Board regarding certain of these matters. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the base salaries to be paid to the Chairman of the Board, the Chief Executive Officer and each of the other executive officers as well as directors of the Company. The Compensation Committee also, in conjunction with the Board, reviews compensation policies applicable to executive officers as well as directors and considers the relationship of corporate performance to that compensation. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data.

EXECUTIVE OFFICER COMPENSATION POLICIES

     The objectives of the Company's executive compensation program are to:

     - Support the achievement of desired Company performance.

     - Provide compensation that will attract and retain superior talent and reward performance.

     - Align the executive officers' interests with the success of the Company by placing a portion of compensation at risk with payout being dependent upon corporate performance and appreciation in the price of the Company's Common Stock.

     Effective January 1, 1994, Section 162(m) of the Internal Revenue Code was enacted to disallow a corporate deduction for compensation in excess of $1,000,000 per year per individual paid to the Company's Chief Executive Officer and the other four most highly compensated officers, unless certain requirements are met. To the extent compensation is "performance-based", as defined by the Internal Revenue Code, it is excluded from compensation subject to the $1,000,000 cap on tax deductibility. The Committee's policy is to design and administer the Company's executive officer compensation program to comply with
Section 162(m)
to the extent such compliance is practicable and in the best interests of the Company and its stockholders in order to minimize any loss of tax deductibility.

     The executive compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity. The Compensation Committee will use its discretion to set executive compensation at a level that, in its judgment, is warranted by external, internal or individual circumstances.

     The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Chairman of the Board and Chief Executive Officer during 1998 and the other four most highly compensated officers during such period are relatively substantial stockholders in the Company and are thus motivated to act on behalf of all stockholders to optimize overall Company performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's Executive Officer Compensation Program is comprised of base salary, incentive compensation in the form of an annual bonus plan, the Company's Long-Term Incentive Plan, and various benefits, including medical and savings plans which are generally available to employees of the Company.

  Base Salary

     Base salaries for the Company's key executive officers are established under employment contracts. The salaries are reviewed annually and are approved by the Compensation Committee. In determining base salaries, the Compensation Committee takes into consideration individual experience and performance as well as other circumstances particular to the Company. Base salary levels for the Company's executive officers are comparable to other companies of the same size and complexity. The Compensation Committee has periodically used information provided by independent consultants in evaluating base salary levels.

  Incentive Compensation

     The compensation policy of the Company, which was developed by the Compensation Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer's compensation is subject directly to annual bonus compensation measured against established corporate and individual performance goals. Under the Management Incentive Compensation Plan, bonuses are paid based on the executive officer's performance and the performance of the entire Company. The purpose of the Management Incentive Compensation Plan is to provide a direct financial incentive in the form of an annual cash bonus for the achievement of corporate and personal objectives. The corporate objectives are set at the beginning of each year and must comprise at least 50% of the individual's objectives, with Messrs. Shumejda, Seaver and Perkins' objectives for the year-ended December 31, 1998 based entirely upon corporate performance. For the year ended December 31, 1998, the corporate objectives under the Management Incentive Compensation Plan were based on achieving targets for net sales, pretax income and operating cash flow. Personal performance objectives represent specific individual performance criteria agreed upon by the individual and the Chief Executive Officer. Incentive compensation bonus opportunities are expressed as percentages of the executive officers' base salaries. Each executive officer's award was reviewed and approved by the Compensation Committee. Effective August 15, 1995, pursuant to the terms of Mr. Ratliff's amended employment contract, Mr. Ratliff's participation in the Management Incentive Compensation Plan was discontinued.

     The incentive compensation under the Management Incentive Compensation Plan is variable and the Compensation Committee believes it is closely tied to corporate and individual performance in a manner that encourages continuing focus on maintaining profitability and building stockholder value.

     In addition, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Compensation Committee. Such awards are subject to approval by the Board of Directors.

  Long-Term Incentive Plan

     The Amended and Restated Long-Term Incentive Plan (the "LTIP") is established as the primary long-term incentive vehicle for senior management. While other managers and key employees are eligible to receive stock option grants, participants in the LTIP are not eligible to receive stock options under the stock option program. The plan is designed to encourage officers and key employees to seek ways to improve efficiencies, spend capital wisely, reduce debt and generate cash, all of which should combine to cause stock price appreciation.

     The LTIP provides opportunities for participants to earn shares of the Company's Common Stock if performance goals (measured solely by the increase in the price of the Common Stock) and continued employment requirements are met. The LTIP operates over a five-year performance period. Under the LTIP, each participant receives a contingent allocation of shares which can be earned during the specific five-year performance period. The size of the participant's total share allocation is based on the Compensation Committee's evaluation of the participant's ability to contribute to the Company's overall performance and is established to provide a long-term incentive opportunity which is competitive with the practices of a cross-section of U.S. industrial companies. If the share allocation is not fully earned during the performance period, any remaining opportunity is forfeited. The share allocation is earned in increments for each 20% increase in average stock price (with the average calculated over 20 consecutive trading days) over the base price established by the Compensation Committee. Accordingly, the stock price must double during a five-year period for the full allocation to be earned. When an increment of the share allocation is earned, it is awarded in the form of restricted stock which generally carries a five-year vesting period. Shares earned under the LTIP will immediately vest prior to the end of the vesting period in the event of a change of control (as defined in the LTIP).

     The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period. During the vesting period, the earned awards of restricted stock generally are forfeitable upon voluntary termination of employment prior to age 65 or upon termination of employment by the Company for "cause" (as defined in the LTIP). Thus, the LTIP requires stock price appreciation to earn awards, the earned awards are forfeitable over the vesting period, and the actual value of the award is determined by the stock price at the end of the vesting period. During the vesting period, participants receive dividends on their restricted shares and have full voting rights, but they may not sell, transfer, pledge or otherwise dispose of such shares, provided, however, that during the vesting period participants may transfer all or any portion of their restricted shares to a revocable living trust primarily for the benefit of a participant, an irrevocable trust in which the participant is the settlor, or a partnership in which the participant is a general partner or a partnership in which the participant controls the general partner. When the restricted shares vest, a cash payment designed to satisfy a portion of the federal and state income tax obligations which are then payable is paid by the Company to each participant. The tax payment is provided to remove the necessity for the executive to sell a significant portion of the stock earned under the LTIP to pay taxes. The value of the tax payments is considered in determining the appropriate size of the participant's share allocations.

  Stock Option Program

     The Company maintains the AGCO Corporation 1991 Stock Option Plan (the "Option Plan") as a long-term incentive for key employees and consultants who do not participate in the LTIP. The objectives of the Option Plan are similar to those of the LTIP in aligning executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and enabling executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

     The qualified Option Plan authorizes the Compensation Committee to award stock options to key employees based on outstanding performance and achievement. Options granted under the plan have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant and expire not later than ten years from the date of grant. Each recipient of such options is entitled to immediately exercise up to 20% of the options issued to such person and an additional 20% of such options vest in each subsequent year over each of the next four years. Awards are made at levels believed to be competitive with companies of comparable size and complexity.

  Deferred Compensation Plan

     The Company maintains a Deferred Compensation Plan for executive officers. The Company sets aside for Messrs. Shumejda, Seaver and Swingle an additional
2 1/2% of each such executive's salary plus interest on the outstanding balance at 2% above the long-term bond index rate for each fiscal quarter during the term of the senior executive's employment agreement. In addition, the Company contributes amounts equal to 3% of the portion of the executive officer's base salary which exceeds $160,000. The plan allows all executive officers to defer a portion of their compensation which will earn interest at 2% above the long-term bond index rate. The individuals are entitled to receive the total amount of deferred compensation at the earlier of the end of the term of each of their employment contracts or the termination of their employment with the Company.

  Other Benefits

     The Company provides to executive officers medical benefits and retiree benefits in the form of contributions to a company sponsored 401(k) savings plan equal to 3% of base salary up to a base salary of $160,000 which is the maximum amount allowable under the IRS regulations. These benefits are comparable to those generally available to company employees. The Company also funds life insurance policies on behalf of its executive officers. The amount funded under the policies and the amount of insurance provided to the executive is commensurate with the executive's salary and level of responsibility. In addition, the Company enables its directors to participate in the Company's medical plans.

  Compensation of the Chairman of the Board and Chief Executive Officer

     Mr. Ratliff served as Chairman of the Board and Chief Executive Officer until February 1999 and continues to serve as Chairman under an employment contract dated August 15, 1995, which was approved by the Compensation and Executive Committees of the Board of Directors. Under the employment contract, Mr. Ratliff's compensation is principally comprised of a base salary and restricted stock awards which are tied to stock performance. Mr. Ratliff's total compensation was evaluated in comparison to a peer group of companies of similar size, complexity and performance.

     The employment contract provides Mr. Ratliff with a base salary of $1,000,000 per annum. The base salary reflects the discontinuance of Mr. Ratliff's participation in the Company's Management Incentive Compensation Plan and recognition of the Company's past performance and growth. Under Mr. Ratliff's leadership, the Company has grown substantially and established itself as one of the largest manufacturers and distributors of agricultural equipment in the world.

     In July 1995, Mr. Ratliff was granted 250,000 contingent shares which could be earned under the LTIP during a five-year performance period. Mr. Ratliff has earned 112,500 shares under the July 1995 grant as a result of the Company's average common stock price (with the average calculated over 20 consecutive trading days) appreciating 60% over the established base price of $20.33. The value of such shares on the date such shares are earned is reflected as a restricted stock award in the Summary Compensation Table on page 8 of this Proxy Statement. For the remaining shares under the July 1995 grant to be fully earned by Mr. Ratliff, the stock price must reach an average of $40.67 for a 20-day period. Under the terms of Mr. Ratliff's employment contract, all restricted shares earned by Mr. Ratliff pursuant to the LTIP became fully vested when Mr. Ratliff reached age 65 and all future shares earned under the LTIP will vest immediately.

     In February 1999, Mr. Shumejda was named Chief Executive Officer. Under the terms of Mr. Shumejda's employment contract dated January 1, 1996, Mr. Shumejda's compensation is principally comprised of a base salary of $460,000 per annum, participation in the Management Incentive Compensation Plan and restricted stock awards pursuant to the LTIP. Mr. Shumejda's total compensation is based on a comparison to a peer group of companies with similar size, complexity and performance. In July 1995, Mr. Shumejda was granted 230,000 contingent shares which could be earned under the LTIP during a five-year performance period. Mr. Shumejda has earned 103,500 shares under the July 1995 grant. For the remaining shares under the July 1995 grant to be earned, the stock price must reach an average of $40.67 for a 20-day period. All shares earned by Mr. Shumejda under the LTIP carry a five-year vesting period.

     In 1998, the Company made contributions to life insurance policies on behalf of Mr. Ratliff and Mr. Shumejda. The value of the benefit related to such policies was estimated to be $223,673 and $100,784, respectively, and is included in the All Other Compensation column in the Summary Compensation Table on page 8 of this Proxy Statement.

     The Compensation Committee believes that the executive officers compensation program is suited to retaining and rewarding executives who contribute to the success of the Company in achieving its business objectives and increasing stockholder value. The Compensation Committee further believes that the program strikes an appropriate balance among the interests and needs of the Company, its stockholders and its executives.

          Compensation Committee

               Richard P. Johnston, Chairman
               William H. Fike
               Anthony D. Loehnis
               Alan S. McDowell

                               PERFORMANCE GRAPH

     The graph shown below is a line graph presentation of the Company's cumulative stockholder returns on an indexed basis as compared to the S&P Mid-Cap 400 Index and the S&P Machinery -- Diversified Index.

                       COMPARISON OF STOCKHOLDER RETURN*
               AMONG AGCO CORPORATION, S&P MID-CAP 400 INDEX AND
                       S&P MACHINERY -- DIVERSIFIED INDEX

                                                                                                 S&P
                 MEASUREMENT PERIOD                          AGCO            S&P MID-         MACHINERY-
                (FISCAL YEAR COVERED)                    CORPORATION         CAP 400         DIVERSIFIED
12/93                                                               100               100               100
3/94                                                                104                96               106
6/94                                                                107                93                95
9/94                                                                147                99               102
12/94                                                               134                96                97
3/95                                                                146               104               107
6/95                                                                165               113               120
9/95                                                                200               124               112
12/95                                                               225               126               120
3/96                                                                211               134               138
6/96                                                                245               138               138
9/96                                                                225               142               148
12/96                                                               253               150               150
3/97                                                                244               148               151
6/97                                                                317               170               191
9/97                                                                280               197               198
12/97                                                               258               199               191
3/98                                                                262               221               210
6/98                                                                182               216               188
9/98                                                                 58               185               132
12/98                                                                70               237               146

---------------

* Assumes $100 invested in the Company's Common Stock as of December 31, 1993. Assumes the investment of the same amount as of December 31, 1993 for the S&P Mid-Cap 400 Index and the S&P Machinery -- Diversified Index. Total return includes reinvestment of dividends. Returns for the Company are not necessarily indicative of future performance.

                               EXECUTIVE OFFICERS

     The following table sets forth information as of March 10, 1999 with respect to each person who is an executive officer of the Company.

NAME                                                 AGE                    POSITIONS
----                                                 ---                    ---------
Robert J. Ratliff..................................  67    Chairman
John M. Shumejda...................................  53    President and Chief Executive Officer
James M. Seaver....................................  53    Senior Vice President -- Worldwide Sales
Edward R. Swingle..................................  57    Senior Vice President -- Worldwide Marketing
Norman L. Boyd.....................................  55    Vice President -- Corporate Development
Judith A. Czelusniak...............................  41    Vice President -- Corporate Relations
Daniel H. Hazelton.................................  60    Vice President -- Parts, North America
Aaron D. Jones.....................................  53    Vice President -- Manufacturing Operations
                                                             Worldwide
Malcolm P. Lines...................................  50    Vice President -- Marketing, Europe/Africa/
                                                             Middle East
Stephen D. Lupton..................................  54    Vice President -- Legal Services,
                                                           International
John G. Murdoch....................................  53    Vice President -- Sales, North America
William A. Nix III.................................  47    Vice President -- Treasurer
Chris E. Perkins...................................  36    Vice President -- Worldwide Parts
Bruce W. Plagman...................................  47    Vice President -- Manufacturing
Dexter E. Schaible.................................  49    Vice President -- Engineering and
                                                           Development Worldwide
Patrick S. Shannon.................................  36    Vice President and Chief Financial Officer
Michael F. Swick...................................  53    Vice President and General Counsel
Adri Verhagen......................................  57    Vice President -- Sales,
                                                           Europe/Africa/Middle East
Gerald A. Weaver...................................  51    Vice President -- Marketing, North America
John H. Winter.....................................  50    Vice President -- Strategic Planning

     For a description of Messrs. Ratliff's and Shumejda's business experience, see "-- Directors Continuing in Office" and "Proposal Number 1, Election of Directors," respectively.

     James M. Seaver has been Senior Vice President -- Worldwide Sales for the Company since September 1998. Mr. Seaver was Executive Vice President, Sales and Marketing from February 1997 to September 1998, President, Corporate Sales and Marketing from August 1996 to February 1997, Executive Vice President, Sales and Marketing from January 1996 to August 1996, Senior Vice President -- Sales and Marketing, Americas from February 1995 to January 1996 and Vice
President -- Sales, Americas from May 1993 to February 1995.

     Edward R. Swingle has been Senior Vice President -- Worldwide Marketing for the Company since September 1998. Mr. Swingle was Vice President -- Special Projects from July 1998 to September 1998, Vice President -- Parts, North America from July 1996 to July 1998, Vice President -- Parts, Americas from February 1995 to July 1996 and Vice President -- Marketing from May 1993 to February 1995.

     Norman L. Boyd has been Vice President -- Corporate Development for the Company since November 1998. Mr. Boyd was Vice President -- Europe/Africa/Middle East Distribution from February 1997 to

November 1998, Vice President -- Marketing, Americas from February 1995 to February 1997 and Manager -- Dealer Operations from January 1993 to February 1995.

     Judith A. Czelusniak has been Vice President -- Corporate Relations for the Company since November 1994. From March 1993 to November 1994, Ms. Czelusniak managed the Company's external communications on a contract basis while she was a Principal at The Dilenschneider Group, a public relations consulting company.

     Daniel H. Hazelton has been Vice President -- Parts, North America for the Company since June 1998. He served as Vice President -- Worldwide Parts for the Company from September 1997 to June 1998 and Vice President -- Sales, North America from February to September 1997. Mr. Hazelton was Vice
President -- Sales, North America for the Company from February 1995 to February 1997 and Vice President -- Parts from January 1992 to February 1995.

     Aaron D. Jones has been Vice President -- Manufacturing Operations Worldwide for the Company since December 1998. Mr. Jones was Vice
President -- Manufacturing and Technology for the Company from March 1998 to December 1998, Vice President -- Global Manufacturing/Purchasing from February 1997 to March 1998, Vice President, Manufacturing from October 1995 to February 1997, Vice President -- Manufacturing, International from March 1995 to October 1995 and Director of Manufacturing, International from June 1994 to March 1995. From April 1988 to June 1994, Mr. Jones was Managing Director of Massey Ferguson Tractors Limited, a subsidiary of Massey Ferguson.

     Malcolm P. Lines has been Vice President -- Marketing, Europe/Africa/Middle East since September 1998. Mr. Lines was Director -- Sales, Europe/Africa/Middle East from December 1997 to September 1998, Director -- Strategic Planning, Europe/Africa/Middle East from June 1996 to December 1997 and General
Manager -- Massey Ferguson Germany from May 1993 to June 1996.

     Steven D. Lupton has been Vice President -- Legal Services, International for the Company since October 1995 and Director -- Legal Services, International from June 1994 to October 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from February 1990 to June 1994.

     John G. Murdoch has been Vice President -- Sales, North America for the Company since September 1998. Mr. Murdoch was Vice President -- North America Distribution for the Company from February 1997 to September 1998, Vice President -- Sales and Marketing, Europe/Africa/Middle East from October 1995 to February 1997, Vice President -- Sales and Marketing, International from June 1994 to October 1995 and Vice President -- Massey Ferguson Operations from January 1993 to June 1994.

     William A. Nix III has been Vice President -- Treasurer for the Company since October 1995. Mr. Nix was Director of Corporate Finance at Caraustar Industries from September 1990 to October 1995 and was a senior manager with the accounting firm of Arthur Andersen LLP, where he had been employed from September 1979 to September 1990.

     Chris E. Perkins has been Vice President -- Worldwide Parts for the Company since July 1998, Vice President and Chief Financial Officer for the Company from January 1996 to July 1998, Vice President -- Finance and Administration, International from February 1995 to January 1996, Director of Finance and Administration, International from June 1994 to February 1995 and
Manager -- Corporate Development from August 1993 to June 1994.

     Bruce W. Plagman has been Vice President -- Manufacturing for the Company since May 1998. He served as Vice President -- North America Sales for the Company from September 1997 to May 1998 and Vice President, General Manager
-- North America Operations from February to September 1997. Mr. Plagman was Vice President -- Parts, Europe/Africa/Middle East for the Company from February 1995 to February 1997, Director of Parts, International from June 1994 to February 1995, and Manager -- Massey Ferguson Parts Operations from January 1993 to June 1994.

     Dexter E. Schaible has been Vice President -- Engineering and Product Development Worldwide for the Company since October 1998. Mr. Schaible was Vice President -- Worldwide Product Development for the

Company from February 1997 to October 1998, Vice President -- Product Development from October 1995 to February 1997 and Director -- Product Development from September 1993 to October 1995.

     Patrick S. Shannon has been Vice President and Chief Financial Officer since July 1998. Mr. Shannon served as Vice President -- Corporate Finance for the Company from January 1998 to July 1998, Vice President -- Director of Finance, International from January 1996 to January 1998, Vice President and Controller from February 1995 to December 1995 and Controller from June 1993 to February 1995.

     Michael F. Swick has been Vice President and General Counsel for the Company since December 1991 and General Counsel since December 1990. Prior to joining the Company, Mr. Swick was a partner with the law firm of Drew, Eckl & Farnham.

     Adri Verhagen has been Vice President -- Sales, Europe/Africa/Middle East for the Company since September 1998. Mr. Verhagen was Director/General Manager, East Asia/Pacific from October 1995 to September 1998 and Managing Director Massey Ferguson -- Australia Ltd. from July 1979 to October 1995.

     Gerald A. Weaver has been Vice President -- Marketing, North America for the Company since September 1998. Mr. Weaver was Director -- Sales, North America for the Company from May 1998 to September 1998 and General Marketing Manager from March 1991 to April 1998.

     John H. Winter has been Vice President -- Strategic Planning for the Company since September 1998. From January 1998 to September 1998, Mr. Winter served as Director, Business Development Asia/Pacific for AlliedSignal, Electronic & Avionic Systems, a manufacturer of defense and commercial avionic systems and from January 1996 to January 1998 as Director, Business Development Asia/Pacific for AlliedSignal, Electronic Systems. From September 1993 to January 1996, he served as Marketing Manager Airborne Sonar Systems at AlliedSignal Ocean Systems.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At March 10, 1999, the Company had loans outstanding in excess of $60,000 bearing interest at 6% to the following executive officers: Robert J. Ratliff -- $90,000; John M. Shumejda -- $89,707; James M. Seaver -- $93,567; Norman L.
Boyd -- $166,867; Judith A. Czelusniak -- $194,988; John G. Murdoch -- $64,061;
and Michael F. Swick -- $81,915. The proceeds of the loans were used primarily to exercise stock options.

     The Company has an agreement to source certain engines for use in the Company's Brazilian production from Iochpe-Maxion, S.A. Dr. Sauer, a director the Company, is also a director of Iochpe-Maxion S.A.

     During 1998, the Company had net sales of $109.6 million to BayWa Corporation in the ordinary course of business. Mr. Deml, a director of the Company, is President and Chief Executive Officer of BayWa Corporation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by the Commission to furnish the Company with copies of all Section 16(a) forms that are filed.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were properly filed, except that Ms. Czelusniak filed one late Form 4 in December 1998 involving four transactions with respect to the Common Stock of the Company.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's 1998 Annual Report to Stockholders is being furnished with this proxy material to stockholders of record as of March 10, 1999.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE 1998 FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, ON THE WRITTEN REQUEST OF THE BENEFICIAL OWNER OF ANY SHARES OF ITS COMMON STOCK ON MARCH 10, 1999, PROVIDED THAT SUCH REQUEST SETS FORTH A GOOD FAITH REPRESENTATION THAT, AS OF SUCH DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY. THE WRITTEN REQUEST SHOULD BE DIRECTED TO: CORPORATE SECRETARY, AGCO CORPORATION, 4205 RIVER GREEN PARKWAY, DULUTH, GEORGIA 30096.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, a firm of independent public accountants, has been appointed the Company's independent public accountants for the year 1999. The appointment of auditors is approved annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee.

     A representative of Arthur Andersen LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from stockholders.

                            STOCKHOLDERS' PROPOSALS

     Any stockholder of the Company who wishes to present a proposal at the 2000 annual meeting of stockholders of the Company, and who wishes to have such proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention:
Corporate Secretary, no later than December 1, 1999; however, if next year's annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 1999 Annual Meeting, any stockholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any stockholder's proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

     Any stockholder of the Company who wishes to present a proposal at the 2000 annual meeting of stockholders of the Company, but not have such proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 27, 2000 and in accordance with the advance notice provisions of the Company's Bylaws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company's Bylaws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company's Bylaws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

                                  (AGCO LOGO)

PROXY                          AGCO CORPORATION
                            4205 RIVER GREEN PARKWAY
                             DULUTH, GEORGIA 30096

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 28, 1999

    The undersigned hereby appoints Patrick S. Shannon, Michael F. Swick and Andrew H. Beck, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 10, 1999 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Wednesday, April 28, 1999, and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES.

1. ELECTION OF DIRECTORS

    [ ] FOR all nominees listed below                   [ ] WITHHOLD AUTHORITY to vote for all
      (except as marked to the contrary)                  nominees listed below

 Nominees: Hamilton Robinson, Anthony D. Loehnis,
           John M. Shumejda and Wolfgang Deml.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.

2. In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

                                                --------------------------------
                                                Signatures

                                                --------------------------------
                                                Signature, if held jointly

                                                Dated:
                                                --------------------------------

                                                NOTE: PLEASE SIGN ABOVE EXACTLY
                                                AS NAME APPEARS ON STOCK
                                                CERTIFICATE. IF STOCK IS HELD IN
                                                THE NAME OF TWO OR MORE PERSONS,
                                                ALL MUST SIGN. WHEN SIGNING AS
                                                ATTORNEY, EXECUTOR,
                                                ADMINISTRATOR, TRUSTEE OR
                                                GUARDIAN, PLEASE GIVE FULL TITLE
                                                AS SUCH. IF A CORPORATION,
                                                PLEASE SIGN IN FULL CORPORATE
                                                NAME BY PRESIDENT OR OTHER
                                                AUTHORIZED OFFICER. IF A
                                                PARTNERSHIP, PLEASE SIGN IN
                                                PARTNERSHIP NAME BY AUTHORIZED
                                                PERSON.